Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of April 28, 2020 (this “Amendment”), to the Rights Agreement, dated as of October 18, 2019 (the “Rights Agreement”), by and between USA Technologies, Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”).

RECITALS

A.    Pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Section 11(a)(ii) Event (as defined in the Rights Agreement), the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect in accordance with the provisions of such Section.

B.    The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth in this Amendment.

C.    The Rights are currently redeemable, and pursuant to the terms of the Rights Agreement and in accordance with Section 27 of the Rights Agreement, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and hereby directs the Rights Agent to execute this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:

1.    The definition of “Expiration Date” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

““Expiration Date” means the Close of Business on April 28, 2020.”

2.    Exhibits B and C to the Rights Agreement are deemed amended in a manner consistent with this Amendment.

3.    Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4.    This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Pennsylvania and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

5.    The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

6.    This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument. A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.

7.    This Amendment will be effective as of the date first above written and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8.    The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

9.    By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

USA TECHNOLOGIES, INC.

By:	/s/ Donald W. Layden, Jr.
	Name:	Donald W. Layden, Jr.
	Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
	Name:	Michael A. Nespoli
	Title:	Executive Director